Exhibit 4.12
James Hardie — Term Facility Agreement
Dated    2009
James Hardie International Finance Limited (“Borrower” and “Obligors’ Agent”)
[•] (“Financier”)

Mallesons Stephen Jaques
Level 61
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com

James Hardie — Term Facility Agreement
Contents

Details	1
General terms	3

1 Definitions	3

1.1 Definitions	3
1.2 Interaction with the Common Terms Deed Poll	5

2 The Facility and Facility Limit	6

2.1 Financier to fund	6
2.2 Maximum accommodation	6

3 Using the Facility	6

3.1 Drawing down	6
3.2 Requesting a drawdown	6
3.3 Effect of a Drawdown Notice	6
3.4 Conditions to first drawdown	6
3.5 Conditions to all drawdowns	7
3.6 Benefit of conditions	7
3.7 Currency and timing of drawdowns	7

4 Interest	7

4.1 Interest charges	7
4.2 Selection of Interest Period	7
4.3 When Interest Periods begin and end	8
4.4 Limit on Interest Periods	8
4.5 Notification of interest	8
4.6 Market disruption	8
4.7 Alternative basis of interest or funding	9

5 Repaying and prepaying	9

5.1 Repayment	9
5.2 Prepayment	9
5.3 Prepayment and the Facility Limit	9

6 Payments	10

6.1 Payment by direction	10
6.2 Amount Owing	10
6.3 Application of payments — pre-default	10
6.4 Application of payments — post-default	10

7 Cancellation	10

8 Fees	10

8.1 Approval Fee	10
8.2 Commitment fee	10

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9 Interest on overdue amounts	11

9.1 Obligation to pay	11
9.2 Compounding	11
9.3 Interest following judgment	11

10 Money Laundering	11

11 Governing law	12

Schedule 1 - Drawdown Notice (clause 3)	13

Schedule 2 - Selection Notice (clause 4.2)	15

Signing page	16

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James Hardie — Term Facility Agreement
Details
Interpretation – Definitions are in clause 1.

Parties	Borrower, Obligors’ Agent and Financier, each as described below.

Borrower and Obligors’ Agent	Name	James Hardie International Finance Limited

	Corporate seat	Ireland

	Registered Number	471702

	Address	[Arthur Cox Building
Earlsfort Terrace
Dublin 2
Ireland]

	Fax	[+353 1 618 0618]

	Attention	[Bradwell Limited, Company Secretary]

Financier	Name	[•]

	ABN	[•]

	Address	[•]

	Fax	[•]

	Attention	[•]

Facility	Description	Revolving US$ cash advance facility.

	Facility Limit	US$ [•]

	Maturity Date	The [•] anniversary of the date of this agreement.

	Currency	US$

	Interest Rate	For an Interest Period, means LIBOR plus the Margin.

	Margin	[•]

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	Interest Periods	Subject to clause 4.2 (“Selection of Interest Period”), 1, 2, 3 or 6 months, or such other period as agreed between the Borrower and Financier.

	Purpose	For general corporate purposes of the Group, including, without limitation:

• to fund the Group’s working capital requirements;

• to refinance existing Financial Indebtedness and pay related transaction costs;

• to fund or reimburse against capital expenditure costs and payments to the Fund by any Group member; and/or

• to fund distributions or other capital payments (if any).

Fees (also see clause 8)	Approval Fee	[•]% of the Facility Limit, payable on the terms set out in clause 8.1 (“Approval Fee”).

	Commitment fee	[•]% per annum of the applicable Margin calculated on the daily balance of the Undrawn Facility Limit. It accrues and is payable on the terms set out in clause 8.2 (“Commitment Fee”).

Date of agreement	See Signing page

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James Hardie — Term Facility Agreement
General terms
1	Definitions

1.1	Definitions

Amount Owing means the total of all amounts which are then due for payment, or which will or may become due for payment, in connection with any Financing Document (including transactions in connection with them) to the Financier.

Availability Period means the period commencing on the date of this agreement and ending on the Maturity Date or, if earlier, the date on which the Facility Limit is cancelled in full.

Borrower means the person so described in the Details.

Common Terms Deed Poll means the deed poll entitled “James Hardie — Common Terms Deed Poll” entered into by the Borrower and the Guarantor as amended and restated on or about [•] 2009.

Default Rate means the applicable Interest Rate at the time plus 2% per annum. For the purpose of this definition, the Interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days as if the overdue amount is a cash advance with Interest Periods of 30 days (or another period chosen from time to time by the Financier) with the first Interest Period starting on and including the due date.

Details means the section of this agreement headed “Details”.

Drawdown Date means the Business Day on which a drawdown of the Facility is or is to be made but does not include a rollover of a Drawing on the last day of an Interest Period.

Drawdown Notice means a completed notice in writing, substantially in the form of, and containing the information and representations and warranties set out in, schedule 1 (“Drawdown Notice”) and signed by an Authorised Officer of the Borrower.

Drawing means the outstanding principal amount of a drawdown made under the Facility.

Facility means the facility made available under this agreement.

Facility Limit means the amount set out as such in the Details, as reduced by the total of all cancellations under this agreement.

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Fee Payment Date means each 31 March, 30 June, 30 September and 31 December after the date of this agreement.

Financier means the person so described in the Details.

Financing Document means each of:
(a)	this agreement;

(b)	the Common Terms Deed Poll;

(c)	the Guarantee and Subordination Documents;

(d)	each Drawdown Notice;

(e)	each Selection Notice;

(f)	any other document which the Borrower and the Financier agree to be a Financing Document; and

(g)	any document entered into for the purpose of amending or novating any of the above.
Interest Payment Date means, in respect of an Interest Period, the last day of that Interest Period.

Interest Period means each period selected in accordance with clause 4.2 (“Selection of Interest Period”).

Interest Rate means, subject to clause 4.6 (“Market disruption”), the interest rate set out in the Details.

LIBOR means, in relation to any Drawing:
(a)	the applicable British Bankers’ Association Interest Settlement Rate for US$ and the relevant period displayed on the appropriate page of the Reuters screen (but if the agreed page is replaced or service ceases to be available, the Financier may specify another page or service displaying the appropriate rate after consultation with the Borrower) (“Screen Rate”); or

(b)	(if no Screen Rate is available for US$ and the Interest Period of that Drawing) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Financier at its request quoted by the principal London offices of at least three leading international banks chosen by the Financier in consultation with the Borrower to other leading banks in the London interbank market, as of 11:00am (London time) on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined for the offering of deposits in US$ and for a period comparable to the Interest Period for that Drawing.

Margin means on any day, the margin set out in the Details.

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Market Disruption Event means:
(a)	at or about noon on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined, by reason of circumstances affecting the London interbank market for US$, the “LIBOR” component of the Interest Rate cannot be determined; or

(b)	before close of business in London on the day two Business Days before the first day of an Interest Period for which the interest rate is to be determined, the Financier determines that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
Maturity Date means the maturity date for the Facility as set out in the Details, but if that is not a Business Day, then the preceding Business Day.

Selection Notice means a notice under clause 4.2(b) (“Selection of Interest Period”), to be substantially in the form of schedule 2 (“Selection Notice”).

Undrawn Facility Limit means the Facility Limit less the aggregate of all Drawings outstanding.
1.2	Interaction with the Common Terms Deed Poll
(a)	The Borrower acknowledges that:
(i)	the Financier is a Creditor; and

(ii)	this agreement is a Facility Agreement,
for the purposes of the Common Terms Deed Poll.

(b)	On execution of this agreement, the provisions of the Common Terms Deed Poll (subject to paragraph (d) below) are incorporated into this agreement to the intent and effect that any such provision for the benefit of a Creditor or the Borrower (as defined in the Common Terms Deed Poll) may be enforced by the Financier or the Borrower to the same extent as if the Financier was a party to the Common Terms Deed Poll.

(c)	A term which has a defined meaning (including by reference to another document) in the Common Terms Deed Poll has the same meaning when used in this agreement unless it is expressly defined in this agreement, in which case the meaning in this agreement prevails.

(d)	Where a conflict arises between a provision of the Common Terms Deed Poll and this agreement, the Common Terms Deed Poll will prevail unless the provision in this agreement includes words substantially to the effect of “Despite the terms of the Common Terms Deed Poll”, in which case the relevant provision of this agreement prevails.

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2	The Facility and Facility Limit

2.1	Financier to fund

The Financier agrees to provide to the Borrower the financial accommodation requested by the Obligors’ Agent under this agreement.

2.2	Maximum accommodation

The financial accommodation to be provided under this agreement must not exceed the Facility Limit.

3	Using the Facility

3.1	Drawing down

The Borrower need not use the Facility. However, if the Borrower wants to use the Facility, it may do so by one or more drawdowns.

3.2	Requesting a drawdown
(a)	If the Borrower wants a drawdown, the Obligors’ Agent must provide a written Drawdown Notice to the Financier by 11:00am (London time) at least 2 Business Days prior to the requested Drawdown Date (or such later time as the Financier may agree).

(b)	The minimum amount of a Drawing is the lesser of:
(i)	US$1,000,000; and

(ii)	the Undrawn Facility Limit.
(c)	Unless the Drawing is for the Undrawn Facility Limit, the Drawing must be in integral multiples of $500,000.
3.3	Effect of a Drawdown Notice

A Drawdown Notice is effective when the Financier actually receives it in legible form. An effective Drawdown Notice is irrevocable.

3.4	Conditions to first drawdown

The Borrower agrees not to request the first drawdown, and a Financier is not obliged to provide the first drawdown, unless:
(a)	all the conditions precedent listed in clause 3 (“Conditions precedent”) of the Common Terms Deed Poll have been either satisfied or waived in accordance with that agreement; and

(b)	a completed Facility Nomination Letter nominating this agreement as a Facility Agreement has been received by the Financier.

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3.5	Conditions to all drawdowns

In addition to the conditions precedent in clause 3 (“Conditions precedent”) of the Common Terms Deed Poll, the Financier need not provide any financial accommodation on a Drawdown Date unless it is satisfied that:
(a)	the Drawdown Date is a Business Day during the Availability Period for the Facility;

(b)	the amount of the Drawing equals or exceeds the minimum drawdown amount set out in clause 3.2(b) (“Requesting a drawdown”);

(c)	after the Drawing has been made, the sum of all outstanding Drawings will not exceed the Facility Limit;

(d)	the Financier has received a Drawdown Notice in respect of the requested drawdown in accordance with clause 3.2 (“Requesting a drawdown”); and

(e)	the proposed Drawing is for one or more of the purposes set out in the Details.
3.6	Benefit of conditions

Each condition to a drawdown is for the sole benefit of the Financier and may only be waived by the Financier.

3.7	Currency and timing of drawdowns

The Financier agrees to make each drawdown available to the account specified in the relevant Drawdown Notice in immediately available US$ funds by 2:00pm (London time) on the relevant Drawdown Date.

4	Interest

4.1	Interest charges

The Borrower must pay interest on each Drawing for each of its Interest Periods at the applicable Interest Rate. Interest:
(a)	accrues daily from and including the first day of an Interest Period to but excluding the last day of the Interest Period; and

(b)	is payable in arrears on each relevant Interest Payment Date; and

(c)	is calculated on actual days elapsed and a year of 360 days.
4.2	Selection of Interest Period

An Interest Period for a Drawing is:
(a)	for the first Interest Period, the period specified in the Drawdown Notice for that Drawing; and

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(b)	for each subsequent Interest Period, a period notified in a Selection Notice given by the Borrower to the Financier on the Business Day before the last day of the current Interest Period. However, in each case, the specified period must be one that is set out in the Details. If the Obligors’ Agent does not give correct notice, the subsequent Interest Period is the same length as the Interest Period which immediately precedes it (or it is the period until the Maturity Date, if that is shorter than the preceding Interest Period).
4.3	When Interest Periods begin and end
(a)	An Interest Period for a Drawing begins:
(i)	for the first Interest Period, on its Drawdown Date; and

(ii)	for each subsequent Interest Period, on the day when the preceding Interest Period for the Drawing ends.
(b)	An Interest Period which would otherwise end on a day which is not a Business Day ends on the next Business Day (unless that day falls in the following month, in which case the Interest Period ends on the previous Business Day). However, an Interest Period which would otherwise end after the Maturity Date ends on the Maturity Date.

(c)	If an Interest Period of one or a number of months commences on a date in a month for which there is no corresponding date in the month in which the Interest Period is to end, it will end on the last Business Day of the latter month.
4.4	Limit on Interest Periods

In selecting Interest Periods under clause 4.2 (“Selection of Interest Period”), the Obligors’ Agent must ensure that there are no more than 5 different Interest Periods at any one time.

4.5	Notification of interest

Interest on a Drawing is payable in immediately available funds.

The Financier will notify the Obligors’ Agent of the interest rates determined under this agreement as soon as they are ascertained. Failure to do so will not affect the obligations of the Borrower in any way.

4.6	Market disruption

If a Market Disruption Event occurs in relation to a Drawing for any Interest Period, then the Interest Rate on that Drawing for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin; and

(b)	the rate notified by the Financier as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the

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cost to the Financier of funding its participation in that Drawing from whatever source it may reasonably select.
4.7	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Financier or the Borrower so requires, the Financier and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Financier and the Borrower, be binding on each of them.
5	Repaying and prepaying

5.1	Repayment

The Borrower agrees to repay the total of the Drawings and all interest and other amounts (including default interest) which have accrued or which are otherwise payable (but unpaid) in respect of this agreement on the Maturity Date.

5.2	Prepayment

The Borrower may prepay all or part of a Drawing as follows:
(a)	if only part of a Drawing is prepaid, it must be at least US$1,000,000 and a whole multiple of US$500,000, or such lesser amount as may be agreed by the Financier (at its discretion) from time to time; and

(b)	the Borrower must also pay all accrued (but unpaid) interest on that Drawing; and

(c)	the Obligors’ Agent must notify the proposed prepayment in writing to the Financier at least 10 Business Days prior to the date of the requested prepayment (as at close of business Sydney time) (once given, a notice of prepayment is irrevocable and the Borrower is obliged to prepay in accordance with the notice).
If the prepayment is made on an Interest Payment Date for the Drawing to be prepaid, no Break Costs are payable. However, if the Borrower prepays on a day other than the Interest Payment Date for the Drawing to be prepaid and the Financier incurs any Break Costs as a result of such prepayment, then the Borrower will be liable for Break Costs (if any) under clause 12 (“Costs and indemnities”) of the Common Terms Deed Poll.

5.3	Prepayment and the Facility Limit

The Facility Limit is not reduced by amounts prepaid under clause 5.2 (“Prepayment”).

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6	Payments

6.1	Payment by direction

If the Financier directs the Borrower to pay a particular party or in a particular manner, the Borrower is taken to have satisfied its obligation to the Financier by paying in accordance with the direction.

6.2	Amount Owing

Subject to the provisions of any Financing Document, the Borrower agrees to repay the Amount Owing on the Maturity Date under this agreement.

6.3	Application of payments — pre-default

Prior to an Event of Default, the Financier will apply amounts paid by the Borrower in accordance with the terms of the Financing Documents.

6.4	Application of payments — post-default

If an Event of Default subsists, the Financier may apply amounts paid by the Borrower towards satisfaction of the Borrower’s obligations under the Financing Documents in the manner it sees fit, unless the Financing Documents expressly provide otherwise. This appropriation overrides any purported appropriation by the Borrower or any other person.

7	Cancellation

The Borrower may cancel the Undrawn Facility Limit in whole or in part at any time during the Availability Period by notifying the Financier in writing at least 2 Business Days prior to the date the cancellation is to take effect. A partial cancellation must be at least US$1,000,000, unless the Financier agrees otherwise. Once given, the notice is irrevocable. The Facility Limit is reduced by the amount of any cancellation.

The Facility Limit is automatically cancelled at 5:30pm (London time) on the last day of the Availability Period.

8	Fees

8.1	Approval Fee

The Borrower agrees to pay on execution of this agreement, an Approval Fee as set out in the Details.

8.2	Commitment fee

The Borrower agrees to pay in arrears on each Fee Payment Date, on any cancellation date described below and on the Maturity Date, the accrued but unpaid commitment fee as set out in the Details.

If the Borrower cancels any of the Undrawn Facility Limit, it also agrees to pay on the cancellation date, the commitment fee in respect of the cancelled

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amount from (but excluding) the last Fee Payment Date up to and including the cancellation date.

The commitment fee is calculated on actual days elapsed using a 360 day year.

9	Interest on overdue amounts

This clause applies despite the provisions of the Common Terms Deed Poll.

9.1	Obligation to pay

If the Borrower does not pay any amount under or in respect of this agreement (including an amount of interest payable under this clause 9.1) on the due date for payment, the Borrower must pay interest on that amount at the Default Rate. The interest accrues daily from (and including) the due date to (but excluding) the date of actual payment and is calculated on actual days elapsed and a year of 360 days.

The Borrower must pay interest under this clause to the Financier on demand from the Financier on the last Business Day of each calendar month.

9.2	Compounding

Interest payable under clause 9.1 (“Obligation to pay”) which is not paid when due for payment may be added to the overdue amount by the Financier on the last Business Day of each calendar month. Interest is payable on the increased overdue amount at the Default Rate in the manner set out in clause 9.1 (“Obligation to pay”).

9.3	Interest following judgment

If a liability becomes merged in a judgment, the Borrower must pay interest on the amount of that liability as an independent obligation. This interest:
(a)	accrues daily from (and including) the date the liability becomes due for payment both before and after the judgment up to (but excluding) the date the liability is paid; and

(b)	is calculated at the judgment rate or the Default Rate (whichever is higher).
The Borrower must pay interest under this clause to the Financier on demand from the Financier.

10	Money Laundering

The Borrower agrees that the Financier may delay, block, or refuse to make any payment if the Financier believes on reasonable grounds that making that payment will breach any law in Australia or any other country where such payment is to be made, and the Financier will incur no liability to the Borrower if it does so.

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The Borrower must provide all information to the Financier that the Financier reasonably requires to comply with any law in Australia or any other country. The Borrower agrees the Financier may disclose information which it provides to the Financier where required by any law in Australia or any other country.

Unless the Borrower has disclosed that it is acting in a trustee capacity or on behalf of another party, the Borrower warrants that it is acting on its own behalf in applying for and using any of the Financier’s products or services.

The Borrower declares and undertakes to the Financier that the payment of monies by the Financier in accordance with any written instructions given by the Borrower will not breach any law in Australia or any other country where such money is to be paid.

11	Governing law

This agreement is governed by the law in force in New South Wales and the Borrower submits to the non-exclusive jurisdiction of the courts of that place.
EXECUTED as an agreement.

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James Hardie — Term Facility Agreement
Schedule 1 — Drawdown Notice (clause 3)
To: [                    ]
Attention: [                    ]
Fax: [                    ]
[Date]
Drawdown Notice — James Hardie — Term Facility Agreement dated [          ] 2009 between James Hardie International Finance Limited (“Borrower” and “Obligors’ Agent”) and [          ] (“Financier”) (“Facility Agreement”)
Under clause 3.2 (“Requesting a drawdown”) of the Facility Agreement, the Obligors’ Agent gives notice as follows.1
The Borrower wants to borrow under the Facility.
•	The requested Drawdown Date is [ ].[2]

•	The amount of the proposed drawdown is US$[ ].

•	The requested first Interest Period is [ ].

•	The proposed drawdown is to be paid to:

Account number: [ ]

Account name: [ ]

Bank: [ ]

Branch: [ ]

Branch identifying number (Fedwire, BSB, etc): [ ]
Representations and Warranties
The Borrower represents and warrants that:
[for the first Drawdown only]: the representations and warranties in clause 8 (“Representations and warranties”) of the Common Terms Deed Poll are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.
[for any subsequent Drawdown]: those representations and warranties listed in clause 3.2(a) (“Conditions to subsequent drawdowns”) of the Common Terms Deed Poll as required to be true on the date of each drawdown notice, are correct and not misleading on the date of this notice and that each will be correct and not misleading on the Drawdown Date.
No Event of Default or Potential Event of Default subsists at the date of this notice or will result from the provision of the requested utilisation.

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Clause 1 (“Definitions”) of the Facility Agreement applies to this notice as if it was fully set out in this notice.

[Name of person] being
an Authorised Officer of
James Hardie International Finance Limited
as Obligors’ Agent (with corporate seat in Ireland)
Instructions for completion
1	All items must be completed.

2	Must be a Business Day within the Availability Period.

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James Hardie — Term Facility Agreement
Schedule 2 — Selection Notice (clause 4.2)
To: [                    ]
Attention: [                    ]
Fax: [                    ]
[Date]
Selection Notice — James Hardie — Term Facility Agreement dated [     ] 2009 between James Hardie International Finance Limited (“Borrower” and “Obligors’ Agent”) and [                    ] (“Financier”) (“Facility Agreement”)
Terms defined in the Facility Agreement have the same meaning when used in this notice.
This is an irrevocable notice under clause 4.2 (“Selection of Interest Period”) of the Facility Agreement.
Under clause 4.2 (“Selection of Interest Period”) of the Facility Agreement, the Obligors’ Agent gives notice as follows:
The current Interest Period is due to end on [                    ].
The Interest Period following the current Interest Period is to be a period of [                    ]1.

[Name of person] being
an Authorised Officer of
James Hardie International Finance Limited
as Obligors’ Agent (with corporate seat in Ireland)
Instructions for completion
1	To be an Interest Period set out in the Details

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James Hardie — Term Facility Agreement
Signing page

DATED:	2009

Borrower and Obligors’ Agent

SIGNED by	)
)
and	)
)
as attorneys for JAMES HARDIE	)
INTERNATIONAL FINANCE	)
LIMITED under power of attorney	)
dated	)
)
in the presence of:	)
)
	)	By executing this agreement each
Signature of witness	)	attorney states that the attorney has

	)	received no notice of revocation of
Name of witness (block letters))		the power of attorney

Financier

SIGNED by	)
)
as attorney for [FINANCIER] under	)
power of attorney dated	)
in the presence of:	)
)
)
)
)
)
Signature of witness	)
)
)
	)	By executing this agreement the
Name of witness (block letters))		attorney states that the attorney has
	)	received no notice of revocation of
	)	the power of attorney

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